                                                                    Exhibit 12.1


                          GLENBOROUGH PROPERTIES, L.P.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
               PARTNER INTEREST DISTRIBUTIONS FOR THE FIVE YEARS
                   ENDED DECEMBER 31, 1997 AND THE SIX MONTHS
                              ENDED JUNE 30, 1998
                         (in thousands, except ratios)

                                     ----------------------------------------------------------------------------
                                     GRT Predecessor Entities Combined              The Operating Partnership
                                                         Twelve months ended December 31
                                     ----------------------------------------------------------------------------
                                                                                                      Six Months
                                        1993        1994         1995          1996         1997        6/30/98
                                        ----        ----         ----          ----         ----     ------------
EARNINGS, AS DEFINED
 Net Income (loss)                   $4,418        $1,580       $  524         $(1,928)     $16,671       $26,177
 Extraordinary items                 (2,274)           --           --             186          843            --
 Federal & state income taxes            24           176          357              --           --            --
 Minority interest                        5            43           --              --           --            --
 Fixed charges                        1,301         1,140        2,129           3,913        9,668        18,852
                                      -----         -----        -----           -----       ------         -----
                                     $3,474        $2,939       $3,010          $2,171      $27,182       $45,029
                                      =====         =====        =====           =====       ======        ======

 Interest expense                    $1,301        $1,140       $2,129          $3,913       $9,668       $18,852
                                      -----         -----        -----           -----        -----        ------
Capitalized interest                     --            --           --              --           --           131
FIXED CHARGES, AS DEFINED            $1,301        $1,140       $2,129          $3,913       $9,668       $18,983
                                      =====        ======        =====           =====        =====        ======

RATIO OF EARNINGS TO
 FIXED CHARGES                         2.67          2.58         1.41            0.55(1)      2.81          2.37
                                      =====        ======        =====           =====        =====        ======

Preferred Partner Interest
 Distributions                           --            --           --              --           --         9,480
                                      -----         -----        -----           -----        -----        ------

FIXED CHARGES AND PREFERRED
 PARTNER INTEREST DISTRIBUTIONS,
 AS DEFINED                          $1,301        $1,140       $2,129          $3,913       $9,668       $28,463
                                      =====        ======        =====           =====        =====        ======
RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 PARTNER INTEREST DISTRIBUTIONS,
 AS DEFINED                            2.67          2.58         1.41            0.55(1)      2.81          1.58
                                      =====        ======        =====           =====        =====        ======


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(1) For the twelve months ended December 31, 1996, earnings were insufficient to cover fixed charges and fixed charges plus preferred partner interest distributions by $1,742.